Prudential Investment Portfolios 5
Semi-Annual period ending January 31, 2015
File number 811-09439



SUB-ITEM 77-C
Submission of Matters to a Vote of Security Holders
Results of Proxy Voting (Unaudited)
At the special meeting of shareholders held on November 26, 2014, shareholders of the Prudential Investment Portfolios 5, which is comprised of Prudential Jennison Conservative Growth Fund, Prudential Jennison Rising Dividend Fund, and Prudential Small Cap Value Fund (collectively, the "Funds"), approved the following proposal. Shareholders of all Funds voted together on the proposal:

To elect twelve Directors:

                      SHARES VOTED     % OF VOTED   % OF TOTAL

(a) Ellen S. Alberding;

FOR                 17,450,827.058       98.164%      54.357%
WITHHELD               326,550.817        1.836%       1.1017%

 (b) Kevin J. Bannon;

FOR                 17,460,576.024       98.218%       54.388%
WITHHELD               316,801.851        1.782%        0.986%

(c) Linda W. Bynoe;

FOR                 17,473,547.602       98.291%       54.428%
WITHHELD           303,830.273            1.709%        0.946%

(d) Keith F. Hartstein;

FOR                17,467,224.546        98.256%        54.408%
WITHHELD           310,153.329            1.744%        0.966%

(e) Michael S. Hyland;

FOR               17,444,852.912         98.130%        54.339%
WITHHELD           332,524.963            1.870%         1.035%

(f) Stephen P. Munn;

FOR              17,387,502.029           97.807%       54.160%
WITHHELD            389,875.846            2.193%        1.214%

(g) James E. Quinn;

FOR              17,454,455.548           98.184%        54.369%
WITHHELD             322,922.327          1.816%          1.005%

(h) Richard A. Redeker;

FOR              17,380,982.144          97.771%         54.140%
WITHHELD            396,395.731          2.229%          1.234%

(i) Stephen G. Stoneburn;

FOR               17,409,298.118         97.930%        54.228%
WITHHELD             368,079.757          2.070%         1.146%

(j) Stuart S. Parker;

FOR                 17,471,158.741         98.278%       54.421%
WITHHELD             306,219.134           1.722%        0.953%

(k) Scott E. Benjamin; and

FOR                17,470,614.077          98.275%        54.419%
WITHHELD            306,763.798            1.725%          0.955%

(l) Grace C. Torres.

FOR               17,468,154.137            98.261%       54.411%
WITHHELD            309,223.738             1.739%         0.963%


The special meeting of shareholders of the Prudential Jennison Conservative Growth Fund (the "Fund") held on November 26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014, January 9, 2015, and February 9, 2015 to permit further solicitation of proxies on the proposals noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on February 9, 2015, insufficient votes were obtained to approve the following proposals:

Proposal 1: To permit PI to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.



                SHARES VOTED    % OF VOTED   % OF TOTAL

FOR               2,902,115.290     28.601%     14.116%
AGAINST             234,315.043      2.310%      1.139%
ABSTAIN             179,894.406      1.772%      0.875%
BROKER NON-VOTE   6,830,693.766     67.317%     33.224%

TOTAL            10,147,018.505    100.000%     49.354%


Proposal 2: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.


                SHARES VOTED    % OF VOTED   % OF TOTAL

FOR             2,336,778.867     23.030%     11.366%
AGAINST            773,691.083      7.625%      3.763%
ABSTAIN            205,854.789      2.028%      1.001%
BROKER NON-VOTE  6,830,693.766     67.317%     33.224%

TOTAL           10,147,018.505    100.000%     49.354%


The special meeting of shareholders of the Prudential Small Cap
Value Fund (the "Fund") held on November 26, 2014, was adjourned to December 3, 2014, and further adjourned to December 10, 2014,
January 9, 2015, and February 9, 2015 to permit further solicitation of proxies on the proposals noted below.

An abstention or a broker non-vote is considered present for purposes of determining a quorum but has the effect of a vote against such matters. At the special meeting of shareholders held on February 9, 2015, insufficient votes were obtained to approve the following proposals:

Proposal 1: To permit PI to enter into or make material changes to the Fund's subadvisory agreements with subadvisers that are wholly-owned subsidiaries of PI or a sister company of PI (wholly-owned subadvisers) without shareholder approval.



                SHARES VOTED    % OF VOTED   % OF TOTAL

FOR                1,898,753.816    25.675%     17.295%
AGAINST               169,572.474   2.293%      1.545%
ABSTAIN                79,868.150   1.079%      0.727%
BROKER NON-VOTE     5,247,417.606   70.953%     47.798%

TOTAL              7,395,612.046   100.000%    67.365%


Proposal 2: To designate the Fund's investment objective as a non-fundamental policy of the Fund, meaning that the Fund's investment objective could be changed with the approval of the Fund's Board of Directors, but without shareholder approval.


                SHARES VOTED    % OF VOTED   % OF TOTAL

FOR              1,818,315.693    24.587%       16.563%
AGAINST            233,982.194     3.164%        2.131%
ABSTAIN             95,896.303     1.296%        0.873%
BROKER NON-VOTE   5,247,417.856    70.953%      47.798%

TOTAL             7,395,612.046   100.000%      67.365%